BioRestorative Therapies to Present Preliminary BRTX-100 Clinical Data at the Orthopaedic Research Society (ORS) 2024 Annual Meeting

— Blinded data from the ongoing Phase 2 clinical trial of BRTX-100 to be described in poster presentation —

— Company to host webcasted conference call to review data on February 5, 2024 at 8:30am EST —

MELVILLE, N.Y., February 1, 2024 (GLOBE NEWSWIRE) -- BioRestorative Therapies, Inc. (“BioRestorative”, “BRTX” or the “Company”) (NASDAQ:BRTX), a clinical stage company focused on stem cell-based therapies, today announced that preliminary 26–52 week blinded data from the ongoing Phase 2 clinical trial of BRTX-100 in subjects with chronic lumbar disc disease (“cLDD”) will be presented by Francisco Silva, Vice President of Research and Development, at the Orthopaedic Research Society (ORS) 2024 Annual Meeting, taking place February 2-6, 2024 in Long Beach, California.

BRTX-100, a novel cell-based therapeutic engineered to target areas of the body that have little blood flow, is the Company’s lead clinical candidate. The safety and efficacy of BRTX-100 in treating cLDD is being evaluated in a Phase 2, prospective, randomized, double-blinded and controlled study. A total of up to 99 eligible subjects will be enrolled at up to 16 clinical sites in the United States. Subjects included in the trial will be randomized 2:1 to receive either BRTX-100 or placebo.

The presentation, titled “Autologous Stem Cell Therapy for Chronic Lumbar Disc Disease, Initial Phase 2 Clinical Safety and Feasibility Data of Intradiscal Injections of Hypoxic Cultured Mesenchymal Stem Cells,” is scheduled for Sunday, February 4, 2024 between 10:15am-11:15am PST.

“We are excited by this opportunity to share, for the very first time, preliminary data from the ongoing Phase 2 clinical trial of BRTX-100 in the treatment of cLDD,” said Lance Alstodt, Chief Executive Officer of BioRestorative. “As interest in the potential clinical benefits of BRTX-100 grows, it is important that we continue to drive awareness of this novel therapeutic candidate amongst researchers, regulators and clinicians through clinical presentations at important meetings like ORS.”

Conference Call & Webcast Details

BioRestorative management will host a webcasted conference call with an associated slide presentation at 8:30am EST on Monday, February 5, 2024 to review the BRTX-100 poster. To join the conference call via phone and participate in the live Q&A session, please dial 888-506-0062 (United States) or 973-528-0011 (International), participant access code 234972. The live webcast and audio archive of the presentation may be accessed on the investor section of the BioRestorative website at https://www.biorestorative.com/investor-relations/. An archived replay will be available for approximately 90 days following the event.

About BioRestorative Therapies, Inc.

BioRestorative Therapies, Inc. (www.biorestorative.com) develops therapeutic products using cell and tissue protocols, primarily involving adult stem cells. Our two core programs, as described below, relate to the treatment of disc/spine disease and metabolic disorders:

• Disc/Spine Program (brtxDISC™): Our lead cell therapy candidate, *BRTX-100,* is a product formulated from autologous (or a person’s own) cultured mesenchymal stem cells collected from the patient’s bone marrow. We intend that the product will be used for the non-surgical treatment of painful lumbosacral disc disorders or as a complementary therapeutic to a surgical procedure. The *BRTX-100* production process utilizes proprietary technology and involves collecting a patient’s bone marrow, isolating and culturing stem cells from the bone marrow and cryopreserving the cells. In an outpatient procedure, *BRTX-100* is to be injected by a physician into the patient’s damaged disc. The treatment is intended for patients whose pain

has not been alleviated by non-invasive procedures and who potentially face the prospect of surgery. We have commenced a Phase 2 clinical trial using *BRTX-100* to treat chronic lower back pain arising from degenerative disc disease.

• Metabolic Program (ThermoStem®): We are developing a cell-based therapy candidate to target obesity and metabolic disorders using brown adipose (fat) derived stem cells to generate brown adipose tissue ("BAT"). BAT is intended to mimic naturally occurring brown adipose depots that regulate metabolic homeostasis in humans. Initial preclinical research indicates that increased amounts of brown fat in animals may be responsible for additional caloric burning as well as reduced glucose and lipid levels. Researchers have found that people with higher levels of brown fat may have a reduced risk for obesity and diabetes.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events or results to differ materially from those projected in the forward-looking statements as a result of various factors and other risks, including, without limitation, those set forth in the Company's latest Form 10-K filed with the Securities and Exchange Commission. You should consider these factors in evaluating the forward-looking statements included herein, and not place undue reliance on such statements. The forward-looking statements in this release are made as of the date hereof and the Company undertakes no obligation to update such statements.

CONTACT:

Email: ir@biorestorative.com